Exhibit 99.1

First M&F Corporation and Columbiana Bancshares Complete Merger

          KOSCIUSKO, Miss., Feb. 22 /PRNewswire-FirstCall/ -- First M&F Corporation (Nasdaq: FMFC) announced the completion as of the close of business February 17, 2006 of the acquisition of Columbiana Bancshares, Inc. and its subsidiary, First National Bank of Shelby County, which has been merged with and into Merchants and Farmers Bank (M&F Bank).  Hugh S. Potts, Jr., Chairman and chief executive officer of First M&F, made the announcement with Randy Fields, the new President of M&F Bank in Shelby County.

          First M&F and Columbiana signed a definitive agreement on October 12, 2005 providing for the acquisition.  First M&F paid approximately $31.025 million in cash for all of the outstanding shares of Columbiana, $2.5 million of which will be held in escrow pending resolution of certain contingent obligations of Columbiana.

          ”We are very pleased to announce the closing of this merger and are excited about this first step into Alabama for M&F Bank.  We feel fortunate to be a part of the thriving Shelby County market and what it means both in terms of growth for the company and in building shareholder value,” First M&F Chairman and CEO Hugh Potts said.  “As I stated when we announced this transaction some months ago, it will build on our plan to offer relationship banking to growing communities, with emphasis on integrity, service and stewardship as we seek to be part of a brighter future for Shelby County, Alabama, and the Birmingham metro market.”

          ”We are ready to build on the solid banking franchise already in place in Shelby County with additional financial strength and banking products,” stated President Randall Fields.  “The competent professionals of First National, now M&F Bank, are anxious to continue to meet the needs of their customers.  We are looking forward to growing with the Shelby County market.”

          At merger date, First National Bank of Shelby County had approximately $182 million in assets and six full-service offices in Shelby County in Columbiana, Chelsea, Inverness, Pelham, Wilsonville and Riverchase (Birmingham).

          First M&F Corporation, parent of Merchants & Farmers Bank, is a $1.267 billion bank holding company with 37 banking locations throughout Central and North Mississippi and Southwest Tennessee.

SOURCE  First M&F Corporation
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          /CONTACT:  John G. Copeland, EVP & Chief Financial Officer of First M&F Corp., +1-662-289-8594/
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